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                                                                    Exhibit 99.1

                                     [LOGO]

Harris Interactive
For Immediate Release


              Harris Interactive Acquires M&A Create Ltd. of Japan

        Addition will Expand Asian/Pacific Rim Market Research Capability

Rochester, NY, September 24, 2001 -- Harris Interactive (Nasdaq: HPOL), a leading global consulting and market research company announced today the acquisition of M&A Create Ltd. M&A Create is a Tokyo-based market research and consulting firm. Previously, Harris Interactive and M&A Create were partners in Harris Interactive Japan (HIJ), a joint venture that was created in February 2000. This combination of the two companies is expected to produce revenues of approximately U.S. $5.0 million during fiscal year 2002. The part cash and part HPOL stock transaction, for an undisclosed amount, was signed in Tokyo. The new company will operate as Harris Interactive Japan Ltd., a wholly owned subsidiary of Harris Interactive Inc.

The acquisition of M&A Create, along with the acquisition in August of Market Research Solutions Ltd., a London-based market research company, completes the Harris Interactive effort to form operating bases in the lucrative Asian and European markets. It is estimated that more than 75 percent of the global market research revenues are located in these two markets. Including the pending merger with Total Research of Princeton New Jersey, Harris Interactive will have fiscal 2002 European and aggregate non-U.S. revenues of over $22 million and $35 million dollars respectively.


"The acquisition of M&A Create forms a significant base of operations in Tokyo, to match our capabilities in London," said Gordon S. Black, chairman & CEO of Harris Interactive. "Our goal this year is to substantially add to our online panels in Japan, Germany, France and the United Kingdom, and this acquisition is a major step in completing that objective."

Minoru Aoo will continue to serve as the Managing Director of Harris Interactive Japan. Said Mr. Aoo, "Internet-based market research is on the brink of rapid expansion in Japan. We believe that Harris Interactive's leadership in this emerging field will open up significant new opportunities for both conducting research in the United States for Japanese companies and conducting research directly in Japan."

William Amsden will continue to serve as General Manager of HIJ. Mr. Amsden was the former director of market research for Kodak's Office Imaging Division in the Asia/Pacific Region and has ten years' marketing and operations experience in Japan.

Takashi Sumimoto was recently hired as Research Director of HIJ. Mr. Sumimoto graduated from the University of Wisconsin-Madison with a Masters in Business Administration and concentration in Marketing Research and has over fifteen years of experience in sales and marketing for companies in Japan and the United States.

In addition to performing Internet-based research in Japan, HIJ will conduct research in the United States and in other countries for Japanese clients. Harris Interactive Japan will offer a full range of research and consulting services including strategic consulting, new product testing, customer satisfaction studies, and market opportunity identification using Internet based and traditional marketing research methodologies.

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About Harris Interactive(SM)
Harris Interactive (Nasdaq: HPOL) is a worldwide market research and consulting firm, best known for The Harris Poll(R) and its pioneering use of the Internet to conduct scientifically accurate market research utilizing its multimillion member online panel. The company has more than 45 years of experience in supplying clients with actionable knowledge across multiple markets. Through its U.S. and Global Network offices, the company conducts international research in multiple, localized languages. For more information about Harris Interactive, visit www.harrisinteractive.com. EOE M/F/D/V
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Press Contacts:
Dan Hucko
Harris Interactive
716-214-7470
dhucko@harrisinteractive.com
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Safe Harbor Statement
This media release includes statements that may constitute forward-looking information. We caution you that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Additional detailed information concerning a number of factors that could cause actual results to differ is readily available in the "Risk Factors" section of the most recent Annual Report on form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.



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